Exhibit 5

June 28, 2012
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California  94901

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Westamerica Bancorporation, a California corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the rules of the U.S. Securities and Exchange Commission (the “Commission”), relating to 1,500,000 shares of the Company’s common stock (the “Shares”) issuable under the 2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (“Plan”).

As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company and of public officials as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the rules of the Commission and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied. This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance of the Shares in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of California and no opinion is expressed as to the laws of any other jurisdiction.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of the rules of the Commission under the Securities Act of 1933, as amended, and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/  Bingham McCutchen LLP

Bingham McCutchen LLP